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                                                                     EXHIBIT 8.2

                        [Letterhead of Vinson & Elkins]


                              February 3, 1999


ProLogis Trust
14100 East 35th Place
Aurora, Colorado 80011

Meridian Industrial Trust, Inc.
455 Market Street
17th Floor
San Francisco, California 94105

     Re: Material Federal Income Tax Consequences of the Merger of Meridian Industrial Trust with and into ProLogis Trust

Ladies and Gentlemen:

     In connection with the merger (the "Merger") of Meridian Industrial Trust, Inc., a Maryland corporation ("Meridian"), with and into ProLogis Trust, a Maryland real estate investment trust ("ProLogis"), pursuant to the Agreement and Plan of Merger dated as of November 16, 1998, as amended as of the date of this opinion, by and between ProLogis and Meridian (the "Merger Agreement"), you have requested our opinion that the summaries of Federal income tax consequences set forth in the joint proxy statement and prospectus (the "Proxy Statement and Prospectus") included as part of the registration statement on Form S-4 of ProLogis, as initially filed with the Securities and Exchange Commission on December 16, 1998 (as thereafter amended from time to time and together with exhibits thereto, the "Registration Statement") under the headings "The Merger-- Material federal income tax consequences--Tax treatment of Meridian and ProLogis" and "The Merger--Material federal income tax consequences--Receipt of ProLogis common shares and Series E preferred shares in exchange for Meridian common stock and preferred stock" are accurate in all material respects as to matters of law and legal conclusions. Capitalized terms not otherwise defined herein shall have the same meanings given such terms in the Merger Agreement.

     Pursuant to the Merger, (i) each share of common stock, $0.001 par value per share, of Meridian ("Meridian Common Stock") shall be converted into the right to receive (A) 1.1 shares of beneficial interest, $0.01 par value per share, of ProLogis ("ProLogis Common Stock"), and (B) the Cash Consideration, if any, and (ii) each share of Series D Cumulative Redeemable Preferred Stock, $0.001 par value per share, of Meridian ("Meridian Preferred Stock") shall be converted into
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ProLogis Trust
Meridian Industrial Trust, Inc.
February 3, 1999
Page 2


the right to receive one ProLogis Series E Cumulative Redeemable Preferred Share, $0.01 par value per share ("ProLogis Preferred Stock").

     In providing this opinion, we have relied on (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, (ii) the Articles Supplementary of ProLogis Preferred Stock; (iii) the description of the transaction as set forth in the Registration Statement, (iv) the representations provided by Meridian concerning certain facts underlying and relating to the Merger and its qualification as a "real estate investment trust", (v) the representations provided by ProLogis concerning certain facts underlying and relating to the Merger, and (vi) the tax opinion of Mayer, Brown & Platt dated the date hereof regarding the tax status of ProLogis as a "real estate investment trust."

     Based upon and subject to the foregoing, it is our opinion that the summaries of Federal income tax consequences set forth in the Proxy Statement and Prospectus under the headings "The Merger--Material federal income tax consequences--Tax treatment of Meridian and ProLogis" and "The Merger--Material federal income tax consequences--Receipt of ProLogis common shares and Series E preferred shares in exchange for Meridian common stock and preferred stock" are accurate in all material respects as to matters of law and legal conclusions. In addition, based upon and subject to the foregoing, it is our opinion that Meridian has qualified to be taxed as a real estate investment trust pursuant to the Internal Revenue Code of 1986, as amended (the "Code") for its taxable years ending December 31, 1995, 1996, 1997, and 1998 and will so qualify for its taxable year ending as of the Closing Date and that each MIT Partnership is properly treated as a partnership and not as a "publicly traded partnership," as defined in Section 7704 of the Code, for federal income tax purposes.

     This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the heading "The Merger--Material federal income tax consequences" in the Proxy Statement and Prospectus.

                                    Sincerely,



                                    Vinson & Elkins L.L.P.